Sentry Petroleum Secures Additional Funding

Denver, Colorado (April 19, 2011 – FSC) Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that on April 14, 2011 the Company entered into an agreement with Camerts S.A. for funding of up to $3 million through subscription of common equity. Camerts will acquire 227,273 shares for $500,000 immediately, 400,000 shares for $1.0 million upon certified test results of the core samples by an independent laboratory, confirming the average In-Situ Methane Storage Capacity is: For coal – not less than average 2.5 cubic meters per tonne dry ash free (D.A.F.) and; For Carbonaceous Shale - not less than average 0.5 cubic meters per tonne TOC (total organic content) greater than 8 weight percent. The final 535,714 shares will be acquired for $1.5 million upon initial 3P reserve certification from an independent competent person in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System.

Closing of the second and third tranches of investment under the Subscription Agreement are subject to certain conditions which are set forth above.  The Company can provide no assurance that these conditions will ever be satisfied to allow it to close on either the second or third tranche of possible investment under the terms of the Subscription Agreement.  In the event that the conditions set forth for the second or third tranche are not satisfied, the investment of Camerts S.A. under the terms of the Subscription Agreement will be limited to $500,000.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com .

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.